Exhibit 10.13

March 31, 2005

Katy Murray

5445 Caruth Haven Lane #1124

Dallas, TX 75224

Re:	Employment Offer Letter

Dear	Katy:

We are pleased to offer you the position of Chief Financial Officer with ExlService.com, Inc. (“ExlService”) and ExlService Holdings, Inc. (“Holdings” and together with ExlService, the “Company”). As Chief Financial Officer you will be reporting directly to the Company’s President, and you will be generally responsible for the financial affairs of the Company on a global basis and for duties commensurate with such position. In addition, (a) you will report, on an as-needed basis, to the Company’s Chief Executive Officer and (b) following the initial public offering (the “IPO”) of the common stock of Holdings, you may be required from time to time to report directly to the Audit Committee of Holdings’ Board of Directors (the “Board”).

The annual salary for this position is $260,000.00, payable as per the Company’s payroll policies. Currently, the payroll periods end on the 15th and 30th of each month. Your start date of work with the Company will be a date mutually agreed by you and the Company that is no later than May 17, 2005. Following the IPO and the annual consolidated gross revenues of Holdings exceeding $100 million, the annual salary for this position will be increased to $275,000.00. While this letter sets forth the terms and conditions under which you will be employed by the Company, this offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and, subject to the severance terms in this letter, the Company, have the right to terminate your employment at any time.

Simultaneously, you will be an employee of Gevity and required to sign Gevity’s new hire and benefits package. Gevity handles the administrative responsibilities for the Company’s employment-related issues such as payroll and benefits, while the Company handles the day-to-day activities related to its core business.

Incentive Compensation: You will be entitled to an annual “Target Bonus”, which will be earned based upon the attainment of targets contained in a management-approved performance matrix, of $90,000.00. The Target Bonus will be prorated based on your start date if paid out earlier than the completion of one year of uninterrupted service. The terms and conditions of your performance matrix relating to your individual performance shall be determined jointly with you after the start of your employment.

350 Park Av, 10th Floor, New York, NY 10022 ♦ Ph: (212) 277-7100 ♦ Fax: (212) 277-7111

Stock Options: Upon your employment you will be granted stock options to acquire 120,000 shares of Series B common stock of Holdings upon joining as per terms defined in Holdings’ 2003 Stock Option Plan (as it may be amended or restated from time to time, the “Option Plan”) and a stock option letter which you will receive upon commencing employment (which terms will be consistent with the terms applicable to all senior management and at an exercise price of $23.75 per share). You will be eligible to participate in any stock split that occurs prior to the IPO.

Annual performance reviews will be conducted jointly by the Chief Executive Officer and the President to assess professional development opportunities for you as well as to consider increases to your compensation (including additional equity grants).

Moving Expenses: The Company will reimburse you for moving expenses on an actual incurrence basis in an amount not to exceed $25,000.00 within a reasonable period after you submit receipts for such expenses. In addition, the Company will pay for your hotel stay or temporary accommodation in New York in accordance with the Company’s policies for a period not to exceed the earlier of four calendar weeks following your start date and the time you move into your personal accommodation.

Benefits: As an employee of the Company, you will be eligible to participate in health, dental, vision, life insurance and disability plans in accordance with the terms and conditions of those plans. You will become eligible for these plans after 60 days of your start date. The Company will reimburse you for the monthly COBRA premium you will be required to pay to your prior employer in order to maintain medical and dental insurance coverage for you and your eligible dependents until such time as you become eligible to participate in the Company’s health benefit program.

You will also be eligible to participate in the Company’s 401(k) plan in accordance with the terms and conditions of such plan. Under this plan, you can save a percentage of your eligible compensation (subject to IRS maximum limits) through pre-tax payroll deduction.

You will also be covered by the Company’s director and officer insurance and be indemnified on the same basis as other officers in the Company.

Vacation and Sick Leave: You will be entitled to four weeks vacation per calendar year (pro-rated for partial years of employment) to be taken in accordance with the policies in your employee’s package from Gevity. Refer to your Gevity’s employees’ package for sick leave allowances.

Business Expenses: The Company will pay for or reimburse authorized and proper business related expenses that you may incur in discharging your duties, upon your submission of suitable receipts therefor and in accordance with the expense reimbursement policy of the Company as in effect from time to time.

Proprietary Information Agreement: Prior to commencement of your employment, and in consideration therefor, you will be required to execute an employment agreement with the Company and Gevity, the terms of which will be consistent with the terms of this letter and Confidentiality and Non-Compete Agreements substantially in the form attached hereto.

Outside Employment: Your position with the Company is a full time responsibility requiring your full loyalty and dedication. So that you can do your best, we require that you do not work for another employer while you are employed with the Company. Furthermore, the Company prohibits its employees from working for or investing money in any competitor of the Company or conducting their own business in competition with the Company whether during working hours or after work hours, except as permitted pursuant to Section 2 of the Confidentiality and Non-Competition Agreement executed on the date hereof.

Severance: If the Company terminates your employment other than for “Cause” (which is defined below), the Company will pay you, upon execution (and non-revocation during any applicable revocation period) by you of a standard release of all employment-related claims against the Company and Holdings, a one-time lump sum severance payment, payable within three business days of termination of employment, equal to three (3) months of your base salary then in effect. In addition, the Company will continue to pay you (per the Company’s payroll policies) your then current base salary for a three-month period commencing on the third month anniversary of termination of employment; provided, however, that during such three-month severance period you actively seek comparable employment and upon subsequent employment the Company’s obligation to you shall be reduced by any base salary you earn (whether paid currently or deferred) during such severance period from your subsequent employer. In addition, the Company shall maintain your health and dental insurance coverage until the last day of such foregoing severance period or, if earlier and in respect of each of health and dental coverage considered separately, until such time as you and your eligible dependents are covered under a future employer’s health or dental insurance coverage. (At the Company’s option such continued health and dental coverage shall be through its payment of your COBRA premiums for the applicable period and, if the Company elects that method of satisfying this obligation, you agree to timely make any elections required in order to secure COBRA coverage.)

“Cause” shall mean (a) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendre by you with respect to a felony, other crime involving moral turpitude or any lesser crime a material element of which is fraud or dishonesty; (b) your willful and deliberate dishonesty of a substantial nature toward the Company or any of its subsidiaries; (c) your failure to obey lawful instructions given to you by the Company’s Chief Executive Officer or President, or by the Board or any authorized committee thereof (including cooperating fully in any investigation by any governmental authority); (d) theft, fraud, embezzlement or similar conduct by you; (e) use of alcohol or drugs which materially interferes with the performance of your duties hereunder or which materially compromises your integrity and reputation or the integrity and reputation of the Company or any of its subsidiaries, or that of their respective employees, services or products; (f) your material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Foreign Corrupt Practices Act of 1997 of the US Congress, as amended (provided, that, if both of the following conditions exist, there will be a presumption that you have acted in accordance with such applicable law: (i) you are following, in good faith, the written advice of counsel, such counsel having been approved by the Board as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion and (ii) you have, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion); or (g) your having breached the representation contained in the first sentence under the heading “Miscellaneous” below.

There will be no severance payment payable if you resign, are terminated by the Company for Cause or because you are unable to perform your duties due to disability, or you die.

Change in Control Severance: In the event that your employment with the Company is terminated by the Company without Cause (other than on account of your disability) (a) twelve months after a “Change in Control” (which is defined below) or (b) in specific contemplation of a Change in Control, you shall, upon execution (and non-revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company, Holdings and their respective subsidiaries and each of their employees, officers and directors be entitled to the following:

(I)	a one-time lump sum severance payment, payable within three business days of termination of employment, equal to three (3) months of your base salary then in effect;

(II)	a continuing payment (per the Company’s payroll policies) of your then current base salary for a three-month period commencing on the third month anniversary of termination of employment; provided, however, that during such three-month severance period you actively seek comparable employment and upon subsequent employment the Company’s obligation to you shall be reduced by any base salary you earn (whether paid currently or deferred) during such severance period from your subsequent employer;

(III)

maintenance by the Company of your health and dental insurance coverage for six months following your termination of employment or, if earlier and in respect of each of health and dental coverage considered separately, until such time as you and your eligible dependents are covered under a future employer’s health or dental insurance coverage. (At the Company’s option such continued health and dental coverage shall be through its payment of your COBRA premiums for the applicable period and, if the Company elects that method of satisfying this obligation, you agree to timely make any elections required in order to secure COBRA coverage.); and

(IV)	immediate vesting as of the termination date of outstanding unvested stock options and other equity grants, in each case that would have vested within one year following such termination date.

The term “Change in Control” shall be used herein as defined in the Option Plan.

Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or assets to provide for any payments required to be made hereunder, and your right to the compensation set forth under the heading “Change in Control Severance” shall be solely that of a general, unsecured creditor of the Company.

Miscellaneous: You represent and warrant to the Company that neither the execution, delivery and performance of this letter agreement and the Confidentiality and Non-Compete Agreement nor the performance of your duties to the Company, Holdings or any of their affiliates violates or will violate the provisions of any other agreement to which you are a party or by which you are bound.

Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or assets to provide for any payments required to be made hereunder, and your right to the compensation set forth in this letter agreement shall be solely that of a general, unsecured creditor of the Company.

The amount of any payment made by the Company to you under the terms of this letter agreement shall be reduced by any withholdings and other employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans.

This letter agreement supersedes any prior oral or written understanding about the terms of your employment with the Company and any change to such terms must be in writing and signed by you and the Company.

All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles of such State. Any dispute regarding this letter agreement shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

* * * * * * *

On your first day of employment you will be provided with information regarding the Company’s policies and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Please contact the Company’s HR administrator for specifics.

This letter agreement may be executed and delivered via facsimile in two or more counterparts, each of which is deemed to be an original, but all of which taken together shall constitute one and the same agreement.

We hope this job offer demonstrates our commitment to create a flexible and successful partnership that works for both of us. The position of Chief Financial Officer deserves and requires great commitment from someone of your caliber. I am confident that with you on the team we can accomplish great heights, both now and in the future.

[Remainder of page intentionally left blank]

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return it to me before April 1, 2005.

Regards,

/s/ Rohit Kapoor	/s/ Vikram Talwar
Rohit Kapoor	Vikram Talwar
President & CFO	CEO & Vice-Chairman

Accepted:

/s/ Katy Murray
Name: Katy Murray
Date: March 31, 2005